CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,000,000	$272.80

Pricing supplement no. 1052
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 29-I dated August 31, 2012 and
underlying supplement no. 1-I dated November 14, 2011	Registration Statement No. 333-177923 Dated January 29, 2013 Rule 424(b)(2)

Structured Investments	$2,000,000 Callable Contingent Interest Step-Up Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the Russell 2000® Index due February 1, 2019

General

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the Index closing level of each of the EURO STOXX 50® Index and the Russell 2000® Index is greater than or equal to 70% of its Initial Index Level, which we refer to as an Interest Barrier. Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
•	Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive a Contingent Interest Payment with respect to each Review Date for which the Index closing level of each of the EURO STOXX 50® Index and the Russell 2000® Index is greater than or equal to its Interest Barrier. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The notes may be redeemed early, in whole but not in part, at our option on any of the Interest Payment Dates (other than the first, second, third and final Interest Payment Dates) set forth below. If the notes are redeemed early, payment on the applicable Interest Payment Date on which the notes are redeemed early for each $1,000 principal amount note will be a cash payment of $1,000 plus any accrued and unpaid Contingent Interest Payment, as described below.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing February 1, 2019†
•	The payment at maturity is not linked to a basket composed of the Indices. The payment at maturity is linked to the performance of each of the Indices individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 29-I, supersede the terms set forth in product supplement no. 29-I. In particular, notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, the notes will be subject to early redemption at our option as described under “Key Terms — Early Redemption” below and will not be subject to an automatic call.

Key Terms

Indices:	The EURO STOXX 50® Index (Bloomberg ticker: SX5E) and the Russell 2000® Index (Bloomberg ticker: RTY) (each an “Index” and collectively, the “Indices”)
Contingent Interest Payments:	If the notes have not been previously redeemed early and the Index closing level of each Index on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment. If payable, the Contingent Interest Payment with respect to each Interest Payment Date will be:
• $17.50 (equivalent to an interest rate of 7.00% per annum, payable at a rate of 1.75% per quarter) from and including May 1, 2013 to and including February 1, 2016; and
• $22.50 (equivalent to an interest rate of 9.00% per annum, payable at a rate of 2.25% per quarter) from and including May 2, 2016 to and including the Maturity Date
If the Index closing level of either Index on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.
Interest Barrier:	With respect to the EURO STOXX 50® Index, 1,924.489, which is 70.00% of its Initial Index Level. With respect to the Russell 2000® Index, 635.117, which is 70.00% of its Initial Index Level.
Trigger Level:	With respect to the EURO STOXX 50® Index, 1,649.562, which is 60.00% of its Initial Index Level. With respect to the Russell 2000® Index, 544.386, which is 60.00% of its Initial Index Level.
Early Redemption:	We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the first, second, third and final Interest Payment Dates) at a price for each $1,000 principal amount note equal to $1,000 plus any accrued and unpaid Contingent Interest Payment. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Interest Payment Dates on which the notes are redeemed early.
Payment at Maturity:	If the notes have not been redeemed early and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date.
If the notes have not been redeemed early and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Index Return)
If the notes have not been redeemed early and a Trigger Event has occurred, you will lose more than 40% of your principal amount and could lose all of your principal amount at maturity.
Trigger Event:	A Trigger Event occurs if the Ending Index Level (i.e., the Index closing level on the final Review Date) of either Index is less than its Trigger Level.
Pricing Date:	January 29, 2013
Settlement Date:	On or about February 1, 2013
Review Dates†:	April 24, 2013, July 25, 2013, October 25, 2013, January 27, 2014, April 24, 2014, July 25, 2014, October 27, 2014, January 26, 2015, April 24, 2015, July 27, 2015, October 26, 2015, January 25, 2016, April 25, 2016, July 25, 2016, October 25, 2016, January 25, 2017, April 24, 2017, July 25, 2017, October 25, 2017, January 25, 2018, April 24, 2018, July 25, 2018, October 25, 2018 and January 29, 2019 (the “final Review Date”)
Interest Payment Dates†:	Notwithstanding anything to the contrary in the accompanying product supplement no. 29-I, the Interest Payment Dates will be May 1, 2013, August 1, 2013, November 1, 2013, February 3, 2014, May 1, 2014, August 1, 2014, November 3, 2014, February 2, 2015, May 1, 2015, August 3, 2015, November 2, 2015, February 1, 2016, May 2, 2016, August 1, 2016, November 1, 2016, February 1, 2017, May 1, 2017, August 1, 2017, November 1, 2017, February 1, 2018, May 1, 2018, August 1, 2018, November 1, 2018 and the Maturity Date
Maturity Date†:	February 1, 2019
CUSIP:	48126DVB2
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†	Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 29-I

Investing in the Callable Contingent Interest Step-Up Notes involves a number of risks. See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 29-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$70	$930
Total	$2,000,000	$140,000	$1,860,000
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $70.00 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $38.50 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-66 of the accompanying product supplement no. 29-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

January 29, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 29-I dated August 31, 2012 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated January 28, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 29-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 29-I dated August 31, 2012: http://www.sec.gov/Archives/edgar/data/19617/000095010312004448/crt_dp32532-424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Contingent Interest Rate:

The Contingent Interest Rate used to determine the Contingent Interest Payment, if any, with respect to each Interest Payment Date will be:

•   7.00% per annum, payable at a rate of 1.75% per quarter, if applicable, from and including May 1, 2013 to and including February 1, 2016; and

•   9.00% per annum, payable at a rate of 2.25% per quarter, if applicable, from and including May 2, 2016 to and including the Maturity Date.

Index Return:	With respect to each Index: Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	With respect to each Index, the Index closing level of that Index on the Pricing Date, which is 2,749.27 for the EURO STOXX 50® Index and 907.31 for the Russell 2000® Index.
Ending Index Level:	With respect to each Index, the Index closing level of that Index on the final Review Date
Lesser Performing Index:	The Index with the Lesser Performing Index Return
Lesser Performing Index Return:	The lower of the Index Returns of the Indices

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in product supplement no. 29-I, the notes will be subject to early redemption at our option as described under “Key Terms — Early Redemption” in this pricing supplement and will not be subject to an automatic call.

JPMorgan Structured Investments —	PS-1
Callable Contingent Interest Step-Up Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the Russell 2000® Index

Selected Purchase Considerations

•	QUARTERLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Review Date of $17.50 per $1,000 principal amount note (equivalent to an interest rate of 7.00% per annum, payable at a rate of 1.75% per quarter) with respect to each Interest Payment Date from and including May 1, 2013 to and including February 1, 2016 and of $22.50 per $1,000 principal amount note (equivalent to an interest rate of 9.00% per annum, payable at a rate of 2.25% per quarter) with respect to each Interest Payment Date from and including May 2, 2016 to and including the Maturity Date.

If the notes have not been redeemed early and the Index closing level of each Index on any Review Date is greater than or equal to its Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If the Index closing level of either Index on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE EARLY REDEMPTION FEATURE — We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the first, second, third and final Interest Payment Dates). If the notes are redeemed early, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment for each $1,000 principal amount note on the applicable Interest Payment Date on which the notes are redeemed early.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT REDEEMED EARLY — If the notes have not been redeemed early, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been redeemed early and a Trigger Event has occurred, you will lose more than 40% of your principal amount and could lose up to the entire principal amount of your notes.
•	EXPOSURE TO EACH OF THE INDICES — The return on the notes is linked to the Lesser Performing Index, which will be either the EURO STOXX 50® Index or the Russell 2000® Index.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither of the Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 29-I, although for purposes of this offering, references therein to an automatic call should be read to refer to an early redemption. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 29-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to conclude that Contingent Interest Payments are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the

JPMorgan Structured Investments —	PS-2
Callable Contingent Interest Step-Up Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the Russell 2000® Index

possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Indices or any of the equity securities included in the Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 29-I dated August 31, 2012 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been redeemed early and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level. Accordingly, under these circumstances, you will lose more than 40% of your principal amount and could lose up to the entire principal amount of your notes.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Index. If the notes have not been redeemed early, we will make a Contingent Interest Payment with respect to a Review Date only if the Index closing level of each Index on that Review Date is greater than or equal to its Interest Barrier. If the Index closing level of either Index on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the Index closing level of either Index on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes. See “Executive Overview — CIO Synthetic Credit Portfolio Update,” “Liquidity Risk Management — Credit Ratings” and “Item 4. Controls and Procedures” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

•	THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are redeemed early, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment. In addition, if the notes are redeemed early, you may not receive the benefit of the step-up in the Contingent Interest Rate in the latter part of the term of the notes.
•	REINVESTMENT RISK — If your notes are redeemed early, the term of the notes may be reduced to as short as approximately one year and you will not receive any Contingent Interest Payments after the applicable Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF EITHER INDEX — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the value of either Index, which may be significant. You will not participate in any appreciation in the value of either Index. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Index during the term of the notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial
JPMorgan Structured Investments —	PS-3
Callable Contingent Interest Step-Up Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the Russell 2000® Index

returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 29-I for additional information about these risks.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH INDEX — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Indices. If the notes have not been redeemed early, your payment at maturity is contingent upon the performance of each individual Index such that you will be equally exposed to the risks related to either of the Indices. Poor performance by either of the Indices over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Index. Accordingly, your investment is subject to the risk of decline in the level of each Index.
•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Ending Index Level of either Index is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been redeemed early, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the Lesser Performing Index. Because the Ending Index Level of each Index will be determined based on the applicable Index closing level on a single day near the end of the term of the notes, the Index closing level of each Index at the Maturity Date or at other times during the term of the notes could be greater than or equal to its Trigger Level. This difference could be particularly large if there is a significant decrease in the Index closing level of either or both Indices during the later portion of the term of the notes or if there is significant volatility in the Index closing level of either or both Indices during the term of the notes, especially on dates near the final Review Date.
•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING INDEX — If the notes have not been redeemed early and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity if the Ending Index Level of either Index is less than its Initial Index Level. This will be true even if the Ending Index Level of the other Index is greater than or equal to its Initial Index Level. The Indices’ respective performance may not be correlated and, as a result, if the notes have not been redeemed, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities across diverse markets during the term of the notes.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While any payment on the notes described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	NO DIVIDENDS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Indices would have.
•	VOLATILITY RISK — Greater expected volatility with respect to an Index indicates a greater likelihood as of the Pricing Date that the Index closing level of that Index could be less than its Interest Barrier on an Observation Date and/or that a Trigger Event could occur. An Index’s volatility, however, can change significantly over the term of the notes. The Index closing level of an Index could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.
•	an investment in the notes is subject to risks associated with small capitalization stocks — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	NON-U.S. SECURITIES RISK — The equity securities that compose the EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the equity securities underlying the EURO STOXX 50® Index are denominated, although any currency fluctuations could affect the performance of the EURO STOXX
JPMorgan Structured Investments —	PS-4
Callable Contingent Interest Step-Up Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the Russell 2000® Index

50® Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in any payment on the notes.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	HEDGING AND TRADING IN THE INDICES — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including the equity securities included in the Indices. We or our affiliates may also trade in the equity securities included in the Indices from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an early redemption, whether a Contingent Interest Payment will be payable or our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the levels of each Index on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility in the levels of the Indices;
•	the time to maturity of the notes;
•	the Contingent Interest Rate on the notes;
•	whether the Index closing level of either Index has been, or is expected to be, less than its Interest Barrier on any Review Date and whether a Trigger Event is expected to occur;
•	the optional early redemption feature and whether we are expected to redeem the notes early, which is likely to limit the value of the notes;
•	the dividend rates on the equity securities included in the Indices;
•	the actual and expected positive or negative correlation between the Indices, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events;
•	the exchange rate and volatility of the exchange rate between the U.S. dollar and the currencies of the equity securities included in the EURO STOXX 50® Index; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	PS-5
Callable Contingent Interest Step-Up Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the Russell 2000® Index

What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Index?

The following table illustrates the payment at maturity on the notes, assuming a range of performances for the Lesser Performing Index on a given Review Date. Each hypothetical payment set forth below assumes that the notes are not redeemed early and that the Lesser Performing Index is the Russell 2000® Index. We make no representation or warranty as to which of the Indices will be the Lesser Performing Index for purposes of calculating your actual payment at maturity, if any, or as to what the Index closing level of either Index will be on any Review Date. In addition, the following table and examples assume an Initial Index Level for the Lesser Performing Index of 900, an Interest Barrier for the Lesser Performing Index of 630 (equal to 70% of the hypothetical Initial Index Level) and a Trigger Level for the Lesser Performing Index of 540 (equal to 60% of the hypothetical Initial Index Level) and reflect the Contingent Interest Rate of 7.00% per annum (payable at a rate of 1.75% per quarter) with respect to each of the first twelve Interest Payment Dates and of 9.00% per annum (payable at a rate of 2.25% per quarter) with respect to each of the final twelve Interest Payment Dates. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level	Lesser Performing Index Return	Payment at Maturity
		If a Trigger Event Has Not Occurred (1)	If a Trigger Event Has Occurred (1)
1,620.00	80.00%	$1,022.50	N/A
1,530.00	70.00%	$1,022.50	N/A
1,440.00	60.00%	$1,022.50	N/A
1,350.00	50.00%	$1,022.50	N/A
1,260.00	40.00%	$1,022.50	N/A
1,170.00	30.00%	$1,022.50	N/A
1,125.00	25.00%	$1,022.50	N/A
1,080.00	20.00%	$1,022.50	N/A
1,035.00	15.00%	$1,022.50	N/A
990.00	10.00%	$1,022.50	N/A
945.00	5.00%	$1,022.50	N/A
900.00	0.00%	$1,022.50	N/A
855.00	-5.00%	$1,022.50	N/A
810.00	-10.00%	$1,022.50	N/A
765.00	-15.00%	$1,022.50	N/A
720.00	-20.00%	$1,022.50	N/A
675.00	-25.00%	$1,022.50	N/A
630.00	-30.00%	$1,022.50	N/A
629.91	-30.01%	$1,000.00	N/A
540.00	-40.00%	$1,000.00	N/A
539.91	-40.01%	N/A	$599.90
450.00	-50.00%	N/A	$500.00
360.00	-60.00%	N/A	$400.00
270.00	-70.00%	N/A	$300.00
180.00	-80.00%	N/A	$200.00
90.00	-90.00%	N/A	$100.00
0.00	-100.00%	N/A	$0.00
(1)	A Trigger Event occurs if the Ending Index Level (i.e., the Index closing level on the final Review Date) of either Index is less than its Trigger Level.

Please see “Selected Purchase Considerations — Quarterly Contingent Interest Payments” in this pricing supplement for a description of the Contingent Interest Payments on the notes.

JPMorgan Structured Investments —	PS-6
Callable Contingent Interest Step-Up Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the Russell 2000® Index

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how the payments set forth in the table above are calculated.

Example 1: The notes are not redeemed early, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the Index closing level of the Lesser Performing Index increases from the Initial Index Level of 900 to an Ending Index Level of 1,080 — A Trigger Event has not occurred. The investor receives a payment of $17.50 in connection with each of the first twelve Review Dates and a payment of $22.50 in connection with each of the remaining eleven Review Dates preceding the final Review Date. Because the notes are not redeemed early and the Ending Index Level of each Index is greater than its Interest Barrier, the investor receives at maturity a payment of $1,022.50 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $22.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,480 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: The notes are not redeemed early, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the Index closing level of the Lesser Performing Index decreases from the Initial Index Level of 900 to an Ending Index Level of 630 — A Trigger Event has not occurred.  The investor receives a payment of $17.50 in connection with each of the first twelve Review Dates and a payment of $22.50 in connection with each of the remaining eleven Review Dates preceding the final Review Date.  Because the notes are not redeemed early, a Trigger Event has not occurred and the Ending Index Level of the Lesser Performing Index is equal to its Interest Barrier, even though the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level, the investor receives at maturity a payment of $1,022.50 per $1,000 principal amount note.  This payment consists of a Contingent Interest Payment of $22.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,480 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: The notes are not redeemed early, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the Index closing level of the Lesser Performing Index decreases from the Initial Index Level of 900 to an Ending Index Level of 540 — A Trigger Event has not occurred. The investor receives a payment of $17.50 in connection with each of the first twelve Review Dates and a payment of $22.50 in connection with each of the remaining eleven Review Dates preceding the final Review Date. However, because the Ending Index Level of the Lesser Performing Index is less than its Interest Barrier, no Contingent Interest Payment is payable at maturity. In addition, because the notes are not redeemed early and a Trigger Event has not occurred, even though the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level, the investor receives at maturity a payment of $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,457.50 per $1,000 principal amount note.

Example 4: The notes are not redeemed early, Contingent Interest Payments are paid only in connection with each of the first four Review Dates and the Index closing level of the Lesser Performing Index decreases from the Initial Index Level of 900 to an Ending Index Level of 720 — A Trigger Event has not occurred.  The investor receives a payment of $17.50 in connection with each of the first four Review Dates.  Because the notes are not redeemed early, a Trigger Event has not occurred and the Ending Index Level of the Lesser Performing Index is greater than its Interest Barrier, even though the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level, the investor receives at maturity a payment of $1,022.50 per $1,000 principal amount note.  This payment consists of a Contingent Interest Payment of $22.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,092.50 per $1,000 principal amount note.

Example 5: The notes are not redeemed early, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the Index closing level of the Lesser Performing Index decreases from the Initial Index Level of 900 to an Ending Index Level of 360 — A Trigger Event has occurred. The investor receives a payment of $17.50 in connection with each of the first twelve Review Dates and a payment of $22.50 in connection with each of the remaining eleven Review Dates preceding the final Review Date. Because the notes are not redeemed early, a Trigger Event has occurred and the Ending Index Level of the Lesser Performing Index is less than its Interest Barrier, the investor receives at maturity a payment of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the notes over the term of the notes is $857.50 per $1,000 principal amount note.

Example 6: The notes are not redeemed early, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Index closing level of the Lesser Performing Index decreases from the Initial Index Level of 900 to an Ending Index Level of 270 — A Trigger Event has occurred. Because the notes are not redeemed early, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Ending Index Level of the Lesser Performing Index is less than its Interest Barrier, the investor receives no payments over the term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-7
Callable Contingent Interest Step-Up Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the Russell 2000® Index

Historical Information

The following graphs show the historical weekly performance of the EURO STOXX 50® Index and the Russell 2000® Index from January 4, 2008 through January 25, 2013. The Index closing level of the EURO STOXX 50® Index on January 29, 2013 was 2,749.27. The Index closing level of the Russell 2000® Index on January 29, 2013 was 907.31.

We obtained the various Index closing levels of the Indices below from Bloomberg Financial Markets, without independent verification. The historical levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level of either Index on any Review Date, including the final Review Date. We cannot give you assurance that the performance of the Indices will result in the return of any of your initial investment or the payment of any interest.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —	PS-8
Callable Contingent Interest Step-Up Notes Linked to the Lesser Performing of the EURO STOXX 50® Index and the Russell 2000® Index